Exhibit 10bu

EXECUTIVE BONUS PLAN

OF

C. R. BARD, INC.

C. R. Bard, Inc. hereby amends and restates the 2005 Executive Bonus Plan of C. R. Bard, Inc. as the Executive Bonus Plan of C. R. Bard, Inc. (the “Plan”) to provide for incentive compensation to designated employees. The Corporation’s objectives in maintaining the Plan are to (i) attract, retain and motivate the executives required to manage the Corporation; and (ii) promote the achievement of rigorous but realistic financial goals and encourage intensive fact-based business planning.

SECTION 1. DEFINITIONS

As used in the Plan, the following terms have the following meanings:

1.01 “Award” shall mean the compensation granted to a Participant by the Committee for a Performance Period pursuant to the Plan.

1.02 “Award Payment Date” shall mean the date that an Award shall be paid to the Participant under the Plan, without regard to any Participant election to defer receipt of the Award under Section 5.02.

1.03 “Beneficiary” shall mean the person (or persons) who are designated by the Participant to receive benefits payable upon the Participant’s death. Such designation shall be made by the Participant on a form prescribed by the Corporation. The Participant may at any time change or revoke such designation by written notice to the Corporation. If the Participant has no living designated beneficiary on the date of Participant’s death, then the benefits otherwise payable to the designated beneficiary under this Plan shall be paid to the Participant’s estate.

1.04 “Board” shall mean the Board of Directors of the Corporation.

1.05 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.06 “Committee” shall mean the Compensation Committee of the Board, or a subcommittee to which the Compensation Committee delegates its duties.

1.07 “Corporation” shall mean C. R. Bard, Inc., a New Jersey corporation.

1.08 “Covered Employee” shall mean a Participant who is either a “Covered Employee” within the meaning of Section 162(m) of the Code or a Participant who the Committee has identified as a potential Covered Employee within the meaning of Section 162(m) of the Code.

1.09 “Disability” shall mean a physical or mental disability or infirmity, which at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not be withheld unreasonably).

1.10 “Exchange Act or Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provision and rules thereto.

1.11 “Outside Directors” shall have the meaning ascribed to it in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

1.12 “Negative Discretion” shall mean the discretion granted to the Committee to reduce or eliminate an Award to a Covered Employee.

1.13 “Participant” shall mean the employees of the Corporation who are identified by the Corporation to be executive officers.

1.14 “Performance Criteria” shall mean the stated business criterion or criteria upon which the Performance Goals for a Performance Period are based as required pursuant to Treasury Regulation 1.162-27(e)(4)(iii). The Performance Criteria that will be used to establish such Performance Goal(s) will be based upon or derived from one or more of the following as designated by the Committee on a Corporation specific basis, business unit basis or in comparison with peer group performance: (a) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (b) net income; (c) operating income; (d) earnings per share; (e) return on shareholders’ equity (also referred to as return on investments); (f) attainment of strategic and operational initiatives; (g) customer income; (h) economic value-added models; (i) maintenance or improvement of profit margins; (j) stock price, including, without limitation, as compared to one or more stock indices; (k) market share; (l) revenues, sales or net sales; (m) return on assets; (n) book value per Share; (o) expense management; (p) improvements in capital structure; (q) costs and (r) cash flow. In addition, to the degree consistent with the Code, the performance criteria may be calculated without regard to extraordinary, unusual and/or non-recurring items.

1.15 “Performance Goals” shall mean the one or more goals for the Performance Period established by the Committee, in writing within the first 90 days of the Performance Period (or, if longer within the maximum period allowed pursuant to Section 162(m) of the Code) based upon the Performance Criteria.

1.16 “Performance Period” shall mean the Corporation’s fiscal year.

1.17 “Plan” shall mean the Executive Bonus Plan of C. R. Bard, Inc.

1.18 “Retirement” shall mean the normal or early retirement under the terms of the Employee Retirement Plan of C. R. Bard, Inc., as amended and restated.

1.19 “Target Awards” shall mean the award established for a Performance Period by the Committee expressed as a percentage of base salary as in effect on the first day of the Performance Period. Target Awards shall serve only as a guideline in making Awards. No Target Award payable to an individual under this Plan for a given Performance Period year shall exceed $3,000,000.

SECTION 2. ADMINISTRATION

2.01 In General. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that such subcommittee shall consist solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any Award made by such subcommittee. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Participants and to determine the amount of, or method of determining, the Awards to be made to Participants. The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the

Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

2.02 Adjustment to Performance Goals. The Committee is specifically authorized at any time during the first 90 days of the Performance Period, or at any time thereafter in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation, or in response to, or in anticipation of changes in applicable law, regulations, accounting principles, or business conditions; and (c) in view of the Committee’s assessment of the business strategy of the Corporation, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. However, to the extent the exercise of such authority after the first 90 days of the Performance Period would cause the Awards granted to Covered Employees for the Performance Period to fail to qualify as “Performance-Based Compensation” under Section 162(m) of the Code, then such authority shall be only exercised with regard to those Participants who are not Covered Employees.

2.03 Section 162(m) of the Code. For all Covered Employees, the Plan shall for all purposes be interpreted and construed in accordance with Section 162(m) of the Code.

SECTION 3. PARTICIPATION AND ELIGIBILITY

The Committee shall, in its sole discretion, designate the executive officers who will be Participants for such Performance Period. However, the fact that an executive officer is a Participant for a Performance Period shall not in any manner entitle such Participant to receive an Award for the Performance Period.

SECTION 4. AWARD DETERMINATION

4.01 Certification. As soon as practical following the availability of performance results for the completed Performance Period, the Committee shall determine the Company’s performance in relation to the Performance Goals for that period and certify in writing whether the Performance Goals were satisfied.

4.02 Attainment of Performance Goal. If the Committee certifies that the Performance Goals for a Performance Period were satisfied, the Awards shall be paid out pursuant to Section 5. If the Committee certifies that the Performance Goals for a Covered Employee for a Performance Period have not been satisfied then the Covered Employee shall not receive an Award for the Performance Period.

4.03 Committee Determinations. The Committee shall, in its sole and absolute discretion, determine for each Participant the amount of the Award for the Performance Period. The Committee shall have no discretion to increase the amount of any Award to a Covered Employee, but may through its Negative Discretion reduce the amount of or totally eliminate an Award to a Covered Employee if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate.

SECTION 5. TIME AND FORM OF PAYMENT

5.01 Payment. Except as provided below, Awards will be distributed in a lump sum cash payment as soon as practicable following the Committee’s determination described in Section 4.

5.02 Deferral. A Participant may, within 6 months prior to the end of a Performance Period, elect to defer payment of all or any portion of an Award earned during such Performance Period. The amount deferred by a Participant for a given Performance Period shall be established by the Participant by filing with the Corporation a deferral election that specifies the amount of deferral of the Award for that Performance Period and the timing of the distribution of such award in accordance with the terms of the Management Stock Purchase Program and Section 409A of the Code. The amount deferred shall be converted to restricted stock units pursuant to the Management Stock Purchase Program under the 2003 Long Term Incentive Plan of the Corporation, or, to the extent permitted by the Committee, to an account under this plan (the “Bonus Deferral Account”) that will be credited with deemed interest on a quarterly basis at the average interest rate received by the Corporation on its United States short-term investments for the fiscal quarter for which interest is credited (or, if no such investments were held, the prime rate of interest in effect on the last business day of the fiscal quarter announced by J. P. Morgan Chase (or its successor) or, if no such rate is published, the prime rate published in the Wall Street Journal on such date). Such Bonus Deferral Accounts shall be subject to the same elections and rules governing the form and timing of distributions as those applicable to the Management Stock Purchase Program, which shall be construed so as to comply with Section 409A of the Code.

SECTION 6. TERMINATION OF EMPLOYMENT

6.01 Termination of Employment Other Than from Death, Disability or Retirement. A Participant who terminates employment during the Performance Period for reasons other than death, Disability or Retirement shall not be eligible to receive an Award for the Performance Period which includes the Participants date of termination of employment.

6.02 Termination Due to Death, Disability or Retirement. A Participant who terminates employment during a Performance Period due to death or Disability or Retirement shall be eligible to receive an Award equal to the Award which would have been earned by such Participant, pro-rated for that portion of the Performance Period during which the Participant was employed.

6.03 Termination of Employment Prior to Payment. The Committee shall determine rules regarding the treatment of a Participant who terminates employment after the Performance Period but prior to the payment of the Award.

SECTION 7. CLAIMS PROCEDURES

7.01 With regard to any payment deferred pursuant Section 5.02, a person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee or its delegate, setting forth the claim. The Committee shall deliver a reply to the Claimant within 90 days of receipt of the claim. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause and by providing notice to the Claimant, in writing, of the extension within the original 90 day period. Any denial of the claim, in whole or in part, shall set forth the following: the specific reason for the denial; the specific reference to pertinent provisions of this Plan upon which the denial is based; a description of any additional materials or information necessary for the Claimant to perfect the claim; appropriate information as to the steps the Claimant should take to appeal the denial; the time limits for requesting an appeal; and a statement of the Claimant’s right to bring an action under Section 502 of ERISA upon a claim denial on appeal.

7.02 Within 60 days after receipt by the Claimant of the denial, the Claimant may request in writing that the Committee review its determination. The Claimant or his or her authorized representation may, but need not, review pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within the 60 day time period, the Claimant shall be barred and estopped from challenging the determination.

7.03 Within 60 days after the Committee’s receipt of a request for appeal, it shall review the initial denial. After considering all materials presented to the Committee, the Committee shall render an opinion, drafted in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the denial and containing specific references to the pertinent provisions of the Plan upon which the decision is based and a statement of the Claimant’s right to bring an action under Section 502 of ERISA. If special circumstances require that the 60 day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

SECTION 8. UNFUNDED STATUS

8.01 With regard to any benefit deferred under Section 5.02, such benefit is intended to constitute an “unfunded” deferred compensation benefit for an employee who is part of a select group of management or a highly compensated employee of the Corporation, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and, as such, to be exempt from the provisions of Parts II, III and IV of Title I of ERISA.

8.02 Any amount due and payable pursuant to the terms of the Plan shall be paid out of the general assets of the Corporation. A Participant and any Beneficiary shall not have an interest in any specific asset of the Corporation or any specific asset held hereunder as a result of this Agreement. The Corporation shall have no obligation to set aside any funds for the purpose of making any benefit payments under this Agreement. Nothing contained herein shall give a Participant or any Beneficiary any rights that are greater than those of an unsecured creditor of the Corporation with respect to any unpaid benefits under this Plan. No action taken pursuant to the terms of this Agreement shall be construed to create a funded arrangement, a plan asset, or fiduciary relationship among the Corporation, its designee, and the Employee or any Beneficiary.

SECTION 9. NOTICES

Any notice required or permitted under this Plan shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Participant at his or her address hereinabove set forth or such other address as he or she may designate in writing to the Corporation, or to the Corporation, Attention: Secretary, at 730 Central Avenue, Murray Hill, New Jersey 07974, or such other address as the Corporation may designate in writing to the Participant.

SECTION 10. FAILURE TO ENFORCE NOT A WAIVER

The failure of the Corporation to enforce at any time any provision of this Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 11. NO LIMITATION ON RIGHTS OF THE CORPORATION

The grant of an Award shall not in any way affect the right or power of the Corporation to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 12. AMENDMENT AND TERMINATION OF THE PLAN

The Committee may amend, modify or terminate this Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect payment of an Award for a completed Performance Period or reduce an Award under the Plan deferred by a Participant pursuant to Section 5. The amendments to this Plan adopted in 2005, shall apply with respect to Performance Periods beginning after December 31, 2004.

SECTION 13. NO RIGHT TO CONTINUED EMPLOYMENT

Participation in the Plan shall impose no obligation on the Corporation, its subsidiaries, or any affiliate to continue the employment of the Participant and shall not lessen or affect the Corporation’s, subsidiary’s, or any affiliate’s right to terminate the employment of such Participant.

SECTION 14. ASSIGNMENT

The rights to an Award may not be assigned, alienated, attached, sold or transferred, pledged or otherwise disposed or encumbered by the Participant, otherwise than by will or by the laws of descent and distribution. Any attempt to assign, transfer, pledge or otherwise dispose of an Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Award shall be null, void and without effect.

SECTION 15. SUCCESSORS

Except as herein provided, this Plan shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger or acquisition) or assigns.

SECTION 16. GOVERNING LAW

This Plan shall be governed by and construed according to the laws of the State of New Jersey without regard to conflicts of interest principles.

SECTION 17. EFFECTIVE DATE

This Plan, as amended and restated, is effective as of January 1, 2009.